UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                   (Amendment No.       )



                       MYOFFIZ, INC.
             -----------------------------------
                      (Name of Issuer)


               Common Stock, $0.001 par value
             ----------------------------------
               (Title of Class of Securities)


                         62855H 108
                       --------------
                        CUSIP Number


                       February 14, 2003
                     ----------------------
   (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ]     Rule 13d-1(b)


           [X]     Rule 13d-1(c)


           [ ]     Rule 13d-1(d)




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CUSIP No.  62855H 108             13G
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1.  NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF
    ABOVE PERSONS (ENTITIES ONLY)

         Ho Ai Lian

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
    (See Instructions)                                 (b) [X]

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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Singapore

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  NUMBER OF      5.    SOLE VOTING POWER
   SHARES
BENEFICIALLY                            250,000
  OWNED BY
    EACH         -----------------------------------------------
  REPORTING
 PERSON WITH     6.    SHARED VOTING POWER


                 -----------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                                        250,000

                 -----------------------------------------------
                 8.    SHARED DISPOSITIVE POWER


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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

                    250,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUES
    CERTAIN SHARES      [ ]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.47%


12. TYPE OF REPORTING PERSON

                      IN

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Item 1.

     (a)  Name of Issuer:

                   Myoffiz, Inc.
          --------------------------------------------------------

     (b)  Address of Issuer's Principal Executive Offices:

          500 North Rainbow Blvd., Suite 300, Las Vegas, NV 89107
          --------------------------------------------------------

Item 2.

     (a)  Name of Person Filing:

                  Ho Ai Lian
          --------------------------------------------------------

     (b)  Address of Principal Office or, if none, Residence:

           Blk 830 Sims Ave #04-898, Singapore 400830
          --------------------------------------------------------

     (c)  Citizenship:

               Singapore
          --------------------------------------------------------

     (d)  Title of Class of Securities:

               Common Stock
          --------------------------------------------------------

     (e)  CUSIP Number:

               62855H 108
          --------------------------------------------------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) ____ Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  ____ Bank as defined in Section 3(a) (6) of the Exchange Act.

     (c) ____ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) ____ Investment company registered under Section 8 of the Investment Company Act.

     (e) ____ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) ____ An employee benefit plan or endowment fund in accordance with Rule 13-d-1(b)(1)(ii)(F);




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     (g)  ____ A parent holding company or control person in
               accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) ____ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) ____ A church plan that is excluded form the definition of an investment company under
               Section 3(c)(14) of the Investment Company
               Act;

     (j)  ____ Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).


Item 4.   Ownership.

     (a)  Amount beneficially owned:    250,000
                                     --------------------
     (b)  Percent of class:              5.47%
                                     --------------------
     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:  250,000
                                                         ----------
          (ii) Shared power to vote or to direct the vote:
                                                           ---------
          (iii)Sole power to dispose or to direct the disposition of:
                                 250,000
                              -------------
          (iv) Shared power to dispose or to direct the disposition of:

                               ------------

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement if being filed to report the fact
     that as of the date hereof the reporting person has
     ceased to be the beneficial owner of more than five
     percent of the class of securities, check following:
     ______ .


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                             N/A

Item 7.   Identification and Classification of the
          Subsidiary Which Acquired the Security Being
          Reported on by the Parent Holding Company or Control Person.

                             N/A

Item 8.  Identification and Classification of
         Members of the Group.

                             N/A





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Item 9.  Notice of Dissolution of Group.

                             N/A

Item 10.        Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                          SIGNATURE

     After  reasonable  inquiry  and  to  the  best  of   my
     knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 14, 2003
                               -----------------------------
                                             (Date)

                                     /s/ Ho Ai Lian
                               -----------------------------
                                        (Signature)

                                     Ho Ai Lian
                               -----------------------------
                                   (Name and Title)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.








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